Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
         Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 26, 2018 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $57.9 million, or $0.20 per diluted share, for the three months ended March 31, 2018 compared to $46.0 million, or $0.16 per diluted share, for the three months ended March 31, 2017.

The Company also announced today that its Board of Directors declared a cash dividend of $0.09 per share to be paid on May 25, 2018 for stockholders of record as of May 10, 2018.

Kevin Cummings, President and CEO commented, “We are pleased to report strong quarterly net income of $57.9 million, or $0.20 per diluted share, and return on assets of 0.93%.  Expense control efforts, a lower tax rate and strong asset quality metrics helped drive our results despite heightened competition for deposits.  During the quarter, we repurchased 4.5 million shares, which demonstrates our continued commitment to efficiently manage capital.”

Mr. Cummings also commented, “We completed the acquisition of an experienced equipment leasing team and portfolio this quarter.  We feel this acquisition and the launch of our Equipment Finance Group supports our strategic plan to grow and diversify our commercial loan portfolio.”

Performance Highlights

•	Total assets increased $96.4 million to $25.23 billion at March 31, 2018 from $25.13 billion at December 31, 2017.

•	Net loans increased $499.1 million, or 2.5%, to $20.35 billion at March 31, 2018 from $19.85 billion at December 31, 2017.

•
During February, we completed the acquisition of a $345.8 million equipment finance portfolio, comprised of both loans and leases, which is classified within our commercial and industrial (“C&I”) loan portfolio. In connection with the acquisition, we launched an Equipment Finance Group, a seven-person team of professionals, within our C&I team.

•
Net interest income for the three months ended March 31, 2018 was $172.5 million, a 1.3% decrease compared to the three months ended December 31, 2017 driven primarily by interest expense on deposits. Net interest income increased 3.2% for the three months ended March 31, 2018 compared to the three months ended March 31, 2017 driven primarily by loan growth.

•
Deposits decreased $811.4 million from $17.36 billion at December 31, 2017 to $16.55 billion at March 31, 2018, reflecting seasonality, the timing and impact of tax reform on government and municipal deposits and rising interest rates. Government and municipal deposits accounted for approximately 65% of the quarterly deposit decline.

•
Non-interest expenses were $101.1 million for the three months ended March 31, 2018 compared to $109.5 million for the three months ended December 31, 2017. Our efficiency ratio declined to 55.67% for the three months ended March 31, 2018 from 59.85% for the three months ended December 31, 2017. The decrease was primarily driven by professional fees which decreased $4.3 million. Included in the three months ended December 31, 2017 were $5.9 million of severance benefits and branch closure costs from our plan to reduce operating expenses.

•	During the three months ended March 31, 2018, the Company repurchased 4.5 million shares of its outstanding common stock for approximately $61.9 million.

Financial Performance Overview

First Quarter 2018 compared to Fourth Quarter 2017

For the first quarter of 2018, net income totaled $57.9 million, an increase of $62.7 million as compared to a net loss of $4.8 million in the fourth quarter of 2017. Income before income tax expense increased $9.1 million over the same periods, while the income tax expense decrease was due to the impact of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017.(1) The changes in net income on a sequential quarter basis are highlighted below.

Net interest income decreased by $2.2 million, or 1.3%, as compared to the fourth quarter of 2017. Changes within interest income and expense categories are as follows:

•
Interest expense increased $3.5 million, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 6 basis points to 1.22% for the three months ended March 31, 2018. Additionally, the average balance of total interest-bearing liabilities increased $141.6 million, or 0.7%, to $19.30 billion.

•
An increase in interest and dividend income of $1.3 million, or 0.5%, to $231.6 million as compared to the fourth quarter of 2017 was primarily attributed to a $231.8 million increase in the average balance of net loans resulting from the acquired equipment finance portfolio. Additionally, the weighted average securities yield increased 6 basis points to 2.39%. These increases were partially offset by a 4 basis point decrease in the weighted average loan yield to 4.09%.

•	Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended March 31, 2018 as compared to $5.7 million for the three months ended December 31, 2017.

Net interest margin decreased 5 basis points to 2.85% for the three months ended March 31, 2018 compared to the three months ended December 31, 2017, primarily driven by the higher costs of interest-bearing deposits.
Total non-interest income was $9.1 million for the three months ended March 31, 2018, an increase of $891,000, or 10.8%, as compared to the three months ended December 31, 2017, primarily driven by gain on sales of other real estate owned which increased $433,000 and income on bank owned life insurance which increased $370,000.

Total non-interest expenses were $101.1 million for the three months ended March 31, 2018, a decrease of $8.4 million, or 7.7%, as compared to the fourth quarter of 2017. In December 2017, we announced a plan to reduce operating expenses including a workforce reduction and the closure of branches. This plan resulted in the recognition of $5.9 million of expenses during the three months ended December 31, 2017 attributed to $3.4 million of severance benefits and $2.5 million related to the branch closures. Excluding these expenses, for the three months ended March 31, 2018, total non-interest expenses decreased $2.5 million primarily driven by professional fees which decreased $4.3 million and advertising and promotional expenses which decreased $1.4 million. Excluding $3.4 million of severance benefits recognized in the fourth quarter of 2017, compensation and fringe benefits increased $3.5 million, primarily due to normal merit and benefit increases.

Income tax expense was $20.1 million for the three months ended March 31, 2018 and $73.7 million for the three months ended December 31, 2017. The three months ended December 2017 included a $49.2 million increase to income tax expense related to the enactment of the Tax Act. The effective tax rate was 25.7% for the three months ended March 31, 2018 and 106.9% for the three months ended December 31, 2017. The decrease in effective tax rate is primarily driven by the enactment of the Tax Act. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $811,000 for the three months ended March 31, 2018 compared to $144,000 for the three months ended December 31, 2017.

First Quarter 2018 compared to First Quarter 2017

For the first quarter of 2018, net income totaled $57.9 million, an increase of $11.9 million as compared to net income of $46.0 million in the first quarter of 2017. Income before income tax expense increased $4.7 million over the same periods. The changes in net income on a year over year quarter basis are highlighted below.

On a year over year basis, net interest income increased by $5.4 million, or 3.2%, as compared to the first quarter of 2017 due to:

•
An increase in interest and dividend income of $21.5 million, or 10.2%, to $231.6 million primarily as a result of a $1.19 billion increase in the average balance of net loans from continued loan origination growth as well as the acquired equipment finance portfolio. The weighted average yield on net loans increased 14 basis points to 4.09% primarily driven by higher average yields on new loan origination volume as well as an increase in prepayment penalties.

•	Prepayment penalties, which are included in interest income, totaled $5.2 million for the three months ended March 31, 2018 as compared to $3.2 million for the three months ended March 31, 2017.

•
Interest expense increased $16.1 million, primarily attributed to an increase in the weighted average cost of interest-bearing liabilities of 26 basis points to 1.22% for the three months ended March 31, 2018. Additionally, the average balance of interest-bearing deposits increased $1.36 billion, or 10.2%, to $14.63 billion for the three months ended March 31, 2018 and the average balance of total borrowed funds increased $47.5 million, or 1.0%, to $4.67 billion.

The net interest margin decreased 10 basis points year over year to 2.85% for the three months ended March 31, 2018 from 2.95% for the three months ended March 31, 2017, primarily driven by higher costs of interest-bearing liabilities.

Total non-interest expenses increased $1.5 million, or 1.5%, year over year. For the three months ended March 31, 2018, compensation and fringe benefits increased $1.8 million primarily due to normal merit and benefit increases. Additionally, occupancy expense increased $1.7 million and federal insurance premiums increased $790,000 for the three months ended March 31, 2018. Partially offsetting these increases, professional fees decreased $3.0 million largely attributable to lower consulting fees associated with risk management and compliance efforts.

Income tax expense was $20.1 million for the three months ended March 31, 2018 and $27.2 million for the three months ended March 31, 2017. The effective tax rate was 25.7% for the three months ended March 31, 2018 and 37.2% for the three months ended March 31, 2017. The decrease in effective tax rate is primarily driven by the enactment of the Tax Act. Additionally, income tax expense includes the excess tax benefits related to the Company’s stock plans of $811,000 for the three months ended March 31, 2018 as compared to $1.3 million for the three months ended March 31, 2017.

Asset Quality

Our provision for loan losses is primarily a result of the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. For the three months ended March 31, 2018, our provision for loan losses was $2.5 million, compared to $4.5 million for the three months ended December 31, 2017 and $4.0 million for the three months ended March 31, 2017. For the three months ended March 31, 2018, net charge-offs were $2.3 million compared to net charge-offs of $3.6 million for the three months ended December 31, 2017 and net charge-offs of $1.5 million for the three months ended March 31, 2017.

Our accruing past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (“PCI”) loans, primarily consisting of loans recorded in the Company’s acquisitions. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by the Bank.

Total non-accrual loans were $136.0 million, or 0.66% of total loans, at March 31, 2018 compared to $135.7 million, or 0.68% of total loans, at December 31, 2017. We continue to proactively and diligently work to resolve our troubled loans.

At March 31, 2018, there were $30.4 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $27.1 million were residential and consumer loans, $1.8 million were commercial and industrial loans, $911,000 were multi-family loans and $659,000 were commercial real estate loans. TDRs of $12.4 million were classified as accruing and $18.0 million were classified as non-accrual at March 31, 2018.

The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans and loans held for sale) on the dates indicated as well as certain asset quality ratios.

	March 31, 2018		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	97	$16.9	126	$20.0	108	$21.5	86	$14.2	103	$29.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	3	5.0	5	6.3	10	15.8	4	10.4	6	14.7
Commercial real estate	5	5.7	5	4.6	6	32.3	2	1.9	13	38.8
Commercial and industrial	6	3.4	11	4.3	8	0.6	6	0.6	6	1.1
Total 30 to 59 days past due	111	31.0	147	35.2	132	70.2	98	27.1	128	83.8
60 to 89 days past due:
Residential and consumer	46	7.7	50	8.2	47	7.7	35	5.8	51	8.3
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	—	—	2	7.7	—	—	—	—	—	—
Commercial real estate	1	0.3	2	0.8	2	1.0	—	—	7	8.4
Commercial and industrial	1	0.1	—	—	2	1.4	1	0.3	1	0.6
Total 60 to 89 days past due	48	8.1	54	16.7	51	10.1	36	6.1	59	17.3
Total accruing past due loans	159	$39.1	201	$51.9	183	$80.3	134	$33.2	187	$101.1
Non-accrual:
Residential and consumer	390	$72.5	427	$76.4	417	$74.3	447	$81.0	470	$76.2
Construction	1	0.3	1	0.3	—	—	—	—	—	—
Multi-family	8	20.2	5	15.0	4	14.2	6	19.0	2	0.5
Commercial real estate	38	19.7	37	34.0	31	35.3	36	75.6	24	8.2
Commercial and industrial	19	23.3	11	10.0	6	1.9	5	1.8	4	2.2
Total non-accrual loans	456	$136.0	481	$135.7	458	$125.7	494	$177.4	500	$87.1
Accruing troubled debt restructured loans	54	$12.4	49	$11.0	58	$13.4	45	$11.7	47	$12.2
Non-accrual loans to total loans		0.66%		0.68%		0.63%		0.89%		0.45%
Allowance for loan losses as a percent of non-accrual loans		169.97%		170.17%		183.09%		129.68%		265.16%
Allowance for loan losses as a percent of total loans		1.12%		1.15%		1.15%		1.16%		1.18%

Balance Sheet Summary

Total assets increased $96.4 million, or 0.4%, to $25.23 billion at March 31, 2018 from December 31, 2017. Net loans increased $499.1 million, or 2.5%, to $20.35 billion at March 31, 2018, securities decreased $122.6 million, or 3.2%, to $3.66 billion at March 31, 2018, and cash decreased $465.0 million to $153.4 million at March 31, 2018 from December 31, 2017.

The detail of the loan portfolio (including PCI loans) is below:

	March 31, 2018	December 31, 2017
	(In thousands)
Commercial Loans:
Multi-family loans	$7,844,123	7,802,835
Commercial real estate loans	4,593,577	4,548,101
Commercial and industrial loans	2,024,903	1,625,375
Construction loans	390,853	416,883
Total commercial loans	14,853,456	14,393,194
Residential mortgage loans	5,083,779	5,026,517
Consumer and other	665,647	671,137
Total Loans	20,602,882	20,090,848
Deferred fees and premiums on purchased loans, net	(20,506)	(7,778)
Allowance for loan losses	(231,144)	(230,969)
Net loans	$20,351,232	19,852,101

During February, we completed the acquisition of a $345.8 million equipment finance portfolio, comprised of both loans and leases, which is classified within our C&I portfolio. During the three months ended March 31, 2018, we originated $344.1 million in multi-family loans, $182.7 million in commercial real estate loans, $175.1 million in commercial and industrial loans, $140.0 million in residential loans, $62.3 million in construction loans and $15.4 million in consumer and other loans. This increase in loans reflects our continued focus on generating multi-family loans, commercial real estate loans and commercial and industrial loans, which was partially offset by pay downs and payoffs of loans. Our loans are primarily on properties and businesses located in New Jersey and New York.

We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2018, we purchased loans totaling $85.8 million from these entities. In addition to the loans originated for our portfolio, our mortgage subsidiary, Investors Home Mortgage Co., originated residential mortgage loans for sale to third parties totaling $5.3 million during the three months ended March 31, 2018.

The allowance for loan losses increased by $175,000 to $231.1 million at March 31, 2018 from $231.0 million at December 31, 2017. The slight increase in our allowance for loan losses from December 31, 2017 is due to the inherent credit risk in our overall portfolio, the growth and composition of the loan portfolio, and the level of non-accrual loans and charge-offs. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the economic conditions in our lending area. At March 31, 2018, our allowance for loan losses as a percent of total loans was 1.12%.

Securities decreased by $122.6 million, or 3.2%, to $3.66 billion at March 31, 2018 from $3.78 billion at December 31, 2017. This decrease was a result of paydowns, partially offset by purchases. Bank owned life insurance increased $51.6 million to $207.3 million at March 31, 2018. During the quarter, we purchased $125.0 million of bank owned life insurance and surrendered $71.1 million of an older policy. The proceeds from the surrendered policy are included in other assets.

Goodwill and intangible assets increased $3.9 million to $101.6 million at March 31, 2018. The acquisition of the equipment finance portfolio was accounted for under the acquisition method of accounting under GAAP, resulting in the recognition of $5.0 million in goodwill.

Deposits decreased by $811.4 million, or 4.7%, from $17.36 billion at December 31, 2017 to $16.55 billion at March 31, 2018 with approximately 65% of the decrease driven by government and municipal deposits. The decrease reflects seasonality, the timing and impact of tax reform on government and municipal deposits and rising interest rates. Checking accounts decreased $658.2 million to $6.68 billion at March 31, 2018 from $7.33 billion at December 31, 2017. Core deposits (savings, checking and money market) represented approximately 78% of our total deposit portfolio at March 31, 2018 compared to 80% at December 31, 2017.

Borrowed funds increased by $899.7 million, or 20.2%, to $5.36 billion at March 31, 2018 from $4.46 billion at December 31, 2017 primarily as a result of the decline in deposits.

Stockholders’ equity decreased by $33.4 million to $3.09 billion at March 31, 2018 from $3.13 billion at December 31, 2017, primarily attributed to the repurchase of 4.5 million shares of common stock for $61.9 million and cash dividends of $0.09 per share totaling $27.4 million during the three months ended March 31, 2018. These decreases were partially offset by net income of $57.9 million and share-based plan activity of $7.7 million for the three months ended March 31, 2018. The Bank remains significantly above FDIC “well capitalized” standards, with a Tier 1 Leverage Ratio of 11.27% at March 31, 2018.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2018 operated from its corporate headquarters in Short Hills, New Jersey and 150 branches located throughout New Jersey and New York.

Earnings Conference Call April 27, 2018 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Friday, April 27, 2018 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10118686

A telephone replay will be available beginning on April 27, 2018 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on July 27, 2018. The replay number is (877) 344-7529, password 10118686. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

(1) Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$153,439	618,394
Equity securities	5,677	5,701
Debt securities available-for-sale, at estimated fair value	1,940,588	1,982,026
Debt securities held-to-maturity, net (estimated fair value of $1,717,381 and $1,820,125 at March 31, 2018 and December 31, 2017, respectively)	1,715,531	1,796,621
Loans receivable, net	20,351,232	19,852,101
Loans held-for-sale	1,011	5,185
Federal Home Loan Bank stock	264,919	231,544
Accrued interest receivable	74,200	72,855
Other real estate owned	4,873	5,830
Office properties and equipment, net	177,368	180,231
Net deferred tax asset	130,250	121,663
Bank owned life insurance	207,274	155,635
Goodwill and intangible assets	101,609	97,665
Other assets	97,706	3,793
Total assets	$25,225,677	25,129,244
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$16,546,325	17,357,697
Borrowed funds	5,361,260	4,461,533
Advance payments by borrowers for taxes and insurance	128,745	104,308
Other liabilities	97,266	80,255
Total liabilities	22,133,596	22,003,793
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized; 359,070,852 issued at March 31, 2018 and December 31, 2017; 301,796,438 and 306,126,087 outstanding at March 31, 2018 and December 31, 2017, respectively	3,591	3,591
Additional paid-in capital	2,789,102	2,784,390
Retained earnings	1,115,337	1,084,177
Treasury stock, at cost; 57,274,414 and 52,944,765 shares at March 31, 2018 and December 31, 2017, respectively	(692,516)	(633,110)
Unallocated common stock held by the employee stock ownership plan	(83,509)	(84,258)
Accumulated other comprehensive loss	(39,924)	(29,339)
Stockholders’ equity	3,092,081	3,125,451
Total liabilities and stockholders’ equity	$25,225,677	25,129,244

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$204,722	204,017	185,961
Securities:
GSE obligations	274	275	8
Mortgage-backed securities	20,022	19,015	16,709
Equity	35	31	48
Municipal bonds and other debt	2,258	2,329	4,068
Interest-bearing deposits	455	1,005	107
Federal Home Loan Bank stock	3,801	3,645	3,193
Total interest and dividend income	231,567	230,317	210,094
Interest expense:
Deposits	36,376	33,723	22,184
Borrowed funds	22,707	21,904	20,791
Total interest expense	59,083	55,627	42,975
Net interest income	172,484	174,690	167,119
Provision for loan losses	2,500	4,500	4,000
Net interest income after provision for loan losses	169,984	170,190	163,119
Non-interest income:
Fees and service charges	5,458	5,360	4,928
Income on bank owned life insurance	1,286	916	725
Gain on loans, net	257	263	992
(Loss) gain on securities, net	(46)	—	1,227
Gain (loss) on sales of other real estate owned, net	153	(280)	174
Other income	2,002	1,960	1,657
Total non-interest income	9,110	8,219	9,703
Non-interest expense:
Compensation and fringe benefits	59,061	58,970	57,274
Advertising and promotional expense	2,087	3,455	2,085
Office occupancy and equipment expense	16,578	17,740	14,847
Federal insurance premiums	4,500	4,500	3,710
General and administrative	500	763	734
Professional fees	4,402	8,712	7,421
Data processing and communication	6,123	6,871	5,860
Other operating expenses	7,834	8,463	7,627
Total non-interest expenses	101,085	109,474	99,558
Income before income tax expense	78,009	68,935	73,264
Income tax expense	20,084	73,689	27,244
Net income (loss)	$57,925	(4,754)	46,020
Basic earnings (loss) per share	$0.20	(0.02)	0.16
Diluted earnings (loss) per share	$0.20	(0.02)	0.16

Basic weighted average shares outstanding	287,685,531	288,739,899	291,185,408
Diluted weighted average shares outstanding	289,131,916	288,739,899	293,407,422

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	March 31, 2018			December 31, 2017			March 31, 2017
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$199,283	455	0.91%	$398,950	1,005	1.01%	$144,142	107	0.30%
Equity securities	5,702	35	2.46%	5,668	31	2.19%	6,031	48	3.18%
Debt securities available-for-sale	2,020,833	10,852	2.15%	1,971,398	10,301	2.09%	1,715,487	8,248	1.92%
Debt securities held-to-maturity	1,759,737	11,702	2.66%	1,747,492	11,318	2.59%	1,724,751	12,537	2.91%
Net loans	20,011,353	204,722	4.09%	19,779,541	204,017	4.13%	18,825,615	185,961	3.95%
Federal Home Loan Bank stock	239,100	3,801	6.36%	232,077	3,645	6.28%	241,156	3,193	5.30%
Total interest-earning assets	24,236,008	231,567	3.82%	24,135,126	230,317	3.82%	22,657,182	210,094	3.71%
Non-interest earning assets	697,486			756,703			755,164
Total assets	$24,933,494			$24,891,829			$23,412,346

Interest-bearing liabilities:
Savings	$2,331,475	3,290	0.56%	$2,126,490	2,342	0.44%	$2,106,087	1,834	0.35%
Interest-bearing checking	4,812,897	13,579	1.13%	4,731,338	11,379	0.96%	4,104,085	6,483	0.63%
Money market accounts	4,091,149	9,292	0.91%	4,286,045	9,594	0.90%	4,179,321	7,190	0.69%
Certificates of deposit	3,398,732	10,215	1.20%	3,545,263	10,408	1.17%	2,885,079	6,677	0.93%
Total interest-bearing deposits	14,634,253	36,376	0.99%	14,689,136	33,723	0.92%	13,274,572	22,184	0.67%
Borrowed funds	4,667,160	22,707	1.95%	4,470,651	21,904	1.96%	4,619,618	20,791	1.80%
Total interest-bearing liabilities	19,301,413	59,083	1.22%	19,159,787	55,627	1.16%	17,894,190	42,975	0.96%
Non-interest-bearing liabilities	2,508,888			2,560,328			2,365,481
Total liabilities	21,810,301			21,720,115			20,259,671
Stockholders’ equity	3,123,193			3,171,714			3,152,675
Total liabilities and stockholders’ equity	$24,933,494			$24,891,829			$23,412,346

Net interest income		$172,484			$174,690			$167,119

Net interest rate spread			2.60%			2.66%			2.75%

Net interest earning assets	$4,934,595			$4,975,339			$4,762,992

Net interest margin			2.85%			2.90%			2.95%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26	X		1.26	X		1.27	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Return on average assets	0.93%	(0.08)%	0.79%
Return on average assets, adjusted (2)	0.93%	0.77%	0.79%
Return on average equity	7.42%	(0.60)%	5.84%
Return on average equity, adjusted (2)	7.42%	6.08%	5.84%
Return on average tangible equity	7.67%	(0.62)%	6.03%
Return on average tangible equity, adjusted (2)	7.67%	6.28%	6.03%
Interest rate spread	2.60%	2.66%	2.75%
Net interest margin	2.85%	2.90%	2.95%
Efficiency ratio	55.67%	59.85%	56.30%
Efficiency ratio, adjusted (2)	55.67%	56.62%	56.30%
Non-interest expense to average total assets	1.62%	1.76%	1.70%
Average interest-earning assets to average interest-bearing liabilities	1.26	1.26	1.27

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		March 31, 2018	December 31, 2017
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.61%	0.61%
Non-performing loans as a percent of total loans		0.72%	0.73%
Allowance for loan losses as a percent of non-accrual loans		169.97%	170.17%
Allowance for loan losses as a percent of total loans		1.12%	1.15%

Capital Ratios:
Tier 1 Leverage Ratio (1)		11.27%	11.00%
Common equity tier 1 risk-based (1)		13.80%	13.94%
Tier 1 Risk-Based Capital (1)		13.80%	13.94%
Total Risk-Based Capital (1)		14.95%	15.13%
Equity to total assets (period end)		12.26%	12.44%
Average equity to average assets		12.53%	12.74%
Tangible capital to tangible assets (2)		11.90%	12.10%
Book value per common share (2)		$10.68	$10.64
Tangible book value per common share (2)		$10.33	$10.31

Other Data:
Number of full service offices		150	156
Full time equivalent employees		1,901	1,931

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.
(2) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	March 31, 2018	December 31, 2017

Total stockholders’ equity	$3,092,081	3,125,451
Goodwill and intangible assets	101,609	97,665
Tangible stockholders’ equity	$2,990,472	3,027,786

Book Value per Share Computation
Common stock issued	359,070,852	359,070,852
Treasury shares	(57,274,414)	(52,944,765)
Shares outstanding	301,796,438	306,126,087
Unallocated ESOP shares	(12,197,723)	(12,316,149)
Book value shares	289,598,715	293,809,938

Book Value per Share	$10.68	$10.64
Tangible Book Value per Share	$10.33	$10.31

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(dollars in thousands, except share data)

Net Income (Loss) and Diluted EPS, as adjusted

	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Income before income tax expense	$78,009	68,935	73,264
Income tax expense	20,084	73,689	27,244
Net income (loss)	$57,925	(4,754)	46,020
Effective tax rate	25.7%	106.9%	37.2%

Compensation and fringe benefits (1)	$—	3,409	—
Office occupancy and equipment expense (2)	—	2,496	—
Total non-interest expense adjustments	—	5,905	—
Non-interest expense adjustments, net of tax	—	3,804	—

Tax reform impact (3)	—	49,164	—
Adjusted net income	$57,925	48,214	46,020
Adjusted tax rate	25.7%	35.6%	37.2%

Adjusted diluted earnings per share	$0.20	0.17	0.16

Weighted average diluted shares (4)	289,131,916	290,419,182	293,407,422

Performance Ratios, as adjusted
	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Total non-interest expense	$101,085	109,474	99,558
Net interest income	172,484	174,690	167,119
Total non-interest income	9,110	8,219	9,703

Efficiency ratio	55.67%	59.85%	56.30%

Compensation and fringe benefits (1)	—	3,409	—
Office occupancy and equipment expense (2)	—	2,496	—
Adjusted non-interest expense	$101,085	103,569	99,558

Adjusted efficiency ratio	55.67%	56.62%	56.30%

Average tangible equity	$3,022,769	3,073,035	3,050,868
Average equity	$3,123,193	3,171,714	3,152,675
Average assets	$24,933,494	24,891,829	23,412,346

Adjusted return on average assets	0.93%	0.77%	0.79%
Adjusted return on average equity	7.42%	6.08%	5.84%
Adjusted return on average tangible equity	7.67%	6.28%	6.03%

(1) Compensation and fringe benefits includes severance benefits related to the workforce reduction announced in December 2017.
(2) Office occupancy and equipment expense includes costs related to the branch closures announced in December 2017.
(3) Increase to income tax expense related to the enactment of the Tax Act.
(4) Adjusted diluted earnings per share for the three months ended December 31, 2017 includes the effects of dilutive common stock equivalents.